AMENDMENT TO

AMENDED AND RESTATED SUB-ADVISORY AGREEMENT

PIMCO FUNDS

650 Newport Center Drive

Newport Beach, California 92660

AMENDMENT, dated [    ], 2022, to the Amended and Restated Sub-Advisory Agreement entered into on December 20, 2013 (the “Agreement”), by and between Pacific Investment Management Company LLC (the “Adviser”) and Research Affiliates, LLC (the “Sub-Adviser”).    Capitalized terms used in this Amendment without definition shall have the respective meanings given to such terms in the Agreement.

WHEREAS, the Adviser has been retained by PIMCO Funds (the “Trust”) as investment adviser to provide investment advisory services to the series of the Trust, including the series listed on Exhibit A attached to the Agreement and made a part thereof, as such Exhibit A may be amended from time to time (each a “Fund” and collectively, the “Funds”), pursuant to the Investment Advisory Agreement;

WHEREAS, the Adviser has retained the Sub-Adviser to assist the Adviser in providing Advisory Services in connection with the Funds;

WHEREAS, the Agreement by its terms may be amended or modified by a writing signed by duly authorized officers of both parties; and

WHEREAS, the Adviser wishes to amend the Agreement to retain the Sub-Adviser to assist the Adviser in providing Advisory Services for an additional series of the Trust, the PIMCO All Authority: Multi-RAE PLUS Fund;

NOW THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed between the Adviser and the Sub-Adviser as follows:

I.      The Adviser hereby appoints the Sub-Adviser to provide Advisory Services, as defined and specified in the Agreement, in connection with the PIMCO All Authority: Multi-RAE PLUS Fund, a series of the Trust, and the Sub-Adviser hereby accepts such appointment and agrees to render the services set forth in the Agreement, the terms and conditions of which being hereby incorporated herein by reference, as amended by this Amendment.

II.      Exhibit A of the Agreement is hereby deleted in its entirety and replaced with the Exhibit A attached hereto.

III.      The second WHEREAS clause of the Agreement is hereby deleted in its entirety and replaced as follows:

WHEREAS, except with respect to PIMCO All Asset: Multi-Real Fund, PIMCO All Asset: Multi-RAE PLUS Fund, PIMCO All Authority: Multi-RAE PLUS Fund and PIMCO All Asset: Multi-Short PLUS Fund (each, a “PAPS All Asset Fund” and collectively, the “PAPS All Asset

Funds”), each Fund seeks to achieve its investment objective by investing under normal circumstances in derivatives based on an index developed by Research Affiliates, LLC, a California limited liability company (the “Sub-Adviser”), as each index is listed on Exhibit A attached hereto, as may be amended from time to time (each an “Index”), backed by a portfolio of fixed income instruments;

IV.      The fourth WHEREAS clause of the Agreement is hereby deleted in its entirety and replaced as follows:

WHEREAS, the Adviser wishes to retain the Sub-Adviser to assist the Adviser in providing investment advisory services (“Advisory Services”) in connection with the Funds including, but not limited to, determining, for the PIMCO All Asset: Multi-Real Fund, the target mix of Real Asset exposures for a portion of such Fund’s portfolio, for each of the PIMCO All Asset: Multi-RAE PLUS Fund and the PIMCO All Authority: Multi-RAE PLUS Fund, the respective target mix of long and short equity exposures for a portion of such Fund’s portfolio, and for the PIMCO All Asset: Multi-Short PLUS Fund, the target mix of short equity exposures for such Fund’s portfolio (such target exposures collectively, the “Target Exposures”) (such portions, the “Sub-Advised Portions”);

V.      Section 7 of the Agreement is hereby deleted in its entirety and replaced with the following:

7.      (a)     For the services provided and the expenses assumed pursuant to this Agreement, the Adviser will pay the Sub-Adviser and the Sub-Adviser will accept as full compensation therefore a fee computed daily and paid monthly in arrears on the first business day of each month, based upon the average daily value (as determined on each business day at the time set forth in the Fund’s Prospectus for determining net asset value per share) of the net assets of each Fund, equal to the lesser of: (i) a fee at the per annum rate set forth in Exhibit A attached hereto, as may be amended from time to time; or (ii) such fee as may from time to time be agreed upon in writing by the Adviser and the Sub-Adviser. If the fee payable to the Sub-Adviser pursuant to this paragraph begins to accrue after the beginning of any month or if this Agreement terminates before the end of any month, the fee for the period from such date to the end of such month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination occurs. For purposes of calculating fees, the value of each Fund’s net assets shall be computed in the manner specified in the Fund’s Prospectus and the Trust’s governing instruments for the computation of the value of the Fund’s net assets in connection with the determination of the net asset value of the Fund’s shares. Payment of said compensation shall be the sole responsibility of the Adviser and shall in no way be an obligation of a Fund or of the Trust.

(b)      If any investment company, separate account, sub-advised account, other pooled vehicle or other account, which is sponsored or advised by the Adviser and sub-advised by the Sub-Adviser pursuant to an agreement wherein the Sub-Adviser is primarily responsible for the day-to-day management of the portfolio (“PIMCO Managed Account”), including, without limitation, PIMCO All Asset Fund, PIMCO All Asset All Authority Fund and PIMCO All Asset Portfolio invests in a Fund, the Sub-Adviser shall, subject to applicable law, waive any fee to which it would be entitled under Section 7(a) of this Agreement with respect to any assets of the PIMCO Managed Account invested in a Fund. For the avoidance of doubt, any assets of a PIMCO Managed Account invested in a Fund shall be excluded when the Fund’s net assets are valued for the purpose of calculating fees payable pursuant to the fee schedule set forth in Exhibit A attached hereto, as may be amended from time to time. For the avoidance of doubt, PIMCO Managed Accounts do not include investment companies, separate accounts, sub-advised accounts, other pooled vehicles or other accounts for which the Sub-Adviser is not primarily responsible for the day-to-day management of the account’s portfolio, regardless of whether the Sub-Adviser serves as a sub-adviser with respect to the account. For purposes of clarity, the Sub-Adviser would not be considered to be “responsible for the day-to-day management” if the Sub-Adviser’s services are limited to a component of the overall strategy and the Sub-Adviser does not have primary management responsibilities for the Fund as a whole. For additional clarity, the Adviser’s management of a collateral portfolio or implementation of the Sub-Adviser’s target allocations could result in the Sub-Adviser being responsible for the day-to-day management of a Fund. For additional clarity, the Adviser’s management of a collateral portfolio or implementation of the Sub-Adviser’s target allocations could result in the Sub-Adviser being responsible for the day to day management of a Fund. An example of services related to a component of the overall strategy would include providing index constituents and weights for proprietary strategies or exposures that are or may be utilized by a Fund.

VI.    The information provided under “If to Research Affiliates:” in Section 21 of the Agreement is hereby deleted in its entirety and replaced as follows:

Reena Lalji

General Counsel

620 Newport Center Drive, Suite 900

Newport Beach, CA 92660

Email: lalji@rallc.com

Phone: (949) 325-8875

Fax: (949) 325-8950

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

PACIFIC INVESTMENT MANAGEMENT COMPANY LLC

By:

Title:

RESEARCH AFFILIATES, LLC

By:

Title: